Exhibit 10.2

                                September 1, 2002




Mr. Charles Holmes
Spitz, Inc.
Route One
P.O. Box 198 Chadds Ford, PA 19317


Dear Mr. Holmes:

         This letter agreement will confirm the understanding arrived at between us with respect to your continued employment with Spitz, Incorporated ("Spitz").

1. DUTIES:

A. During the Term (defined below), you shall be employed from time to time in sales, marketing and other executive-level capacities as the Chief Executive Officer of Spitz (the "CEO") shall designate, as and when requested by the CEO and subject to the direction of the CEO. In addition, during the Term, you shall serve as a Director and Chairman of the Board of Directors of Spitz.

B. Your services hereunder will be limited to an overage of (i) 40 hours per week from the execution and delivery hereof through August 31, 2003, (ii) 30 hours per week from September 1, 2003 through August 31, 2004, (iii) 20 hours per week from September 1, 2004 through August 31, 2006, and (iv) 15 hours per week thereafter. Spitz and you agree to cooperate on fixing your exact schedule at any time.

C. You hereby resign from all of your officer and director positions with Transnational Industries, Inc., Spitz's parent corporation ("Transnational").

2. TERM: The term of your employment under this Agreement will begin on the date hereof and end on June 30, 2007, unless extended by mutual written agreement of the parties or earlier terminated pursuant to the terms and conditions set forth herein (the "Term").

3. SALARY: Your salary during the Term shall be paid at a rate of $90,000 per annum and this salary shall be paid to you in accordance with the regular payroll practices of Spitz.

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4. REIMBURSEMENT OF EXPENSES: In addition to salary, Spitz will pay or reimburse you for all reasonable expenses incurred in connection with the business of Spitz (including without limitation use of your automobile for business purposes) upon presentation of appropriate documentation evidencing such expenses.

5. MEDICAL AND OTHER BENEFITS: During the Term, you shall be entitled to medical benefits consistent with those provided during the one-year period prior to the date hereof. In addition, during the Term, you shall receive all pension, life and profit sharing benefits that Spitz is then providing to its executive officers, subject to your eligibility to participate in such benefit plans. You shall receive paid vacation days in accordance with Spitz's policy for the same. You acknowledge that, upon your departure, you will be entitled to be paid for accrued but unutilized vacation time in accordance with Spitz's written policy (i.e., a maximum of six weeks pay), and that any waiver of such policy could only be made with the approval of Spitz's Board of Directors (and you further acknowledge that the Board may elect to waive or refrain from waiving said six-week maximum at its sole discretion).

6. TERMINATION OF EMPLOYMENT:

A. Termination by You or by Spitz. Spitz may terminate your employment at any time upon ten days' written notice to you (or without notice with payment of ten days' salary). You may terminate your employment upon thirty days' written notice to the CEO. In the event your employment is so terminated (for reasons other than your permanent disability or death which are covered in paragraph 7 below), Spitz shall pay to you in a single lump sum payment within ten days of such termination any accrued but unpaid base salary through the date of termination, including, if Spitz pays salary in respect of accrued but unused vacation or sick days upon termination, such salary in respect of accrued but unused vacation or sick days.

         If you terminate your employment for Good Reason or if Spitz terminates your employment with Spitz other than for Cause, you will also be entitled to the benefits set forth in subparagraph 6B, below.

         The Term shall end on the effective date of your termination of employment regardless of the reason therefor.

B. Termination by You for Good Reason or by Spitz other than for Cause. If your employment with Spitz is terminated by you for Good Reason or by Spitz other than for Cause, you shall receive the following benefits, in addition to the payment set forth in subparagraph 6A: continued payments of your base salary and continued medical benefits as set forth in paragraph 5 through the fifth anniversary of the date hereof; provided, however, that medical coverage shall cease if, and to the extent that, such coverage is provided by another employer.

C. Cause Defined. Termination by Spitz of your employment for "Cause" shall mean termination upon (i) (a) the gross negligence by you in the performance of your duties, (b) your willful insubordination to directions given to you by the CEO, and/or (c) your continued failure to perform substantially your duties with Spitz (other than any such failure resulting from your incapacity due to physical or mental illness), in the case of any of (a), (b) or (c) above, after a notice of such conduct is delivered to you by the Board of Directors of Spitz which specifically identifies the manner in which the Board believes that you


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have been grossly negligent or insubordinate or have not substantially performed your duties. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of the entire membership of Spitz's Board of Directors at a meeting of such Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth in this subparagraph 7C and specifying the particulars thereof in detail.

D. Good Reason Defined. Termination by you of your employment for "Good Reason" shall mean termination based on the failure by Spitz to observe or comply with any of the material provisions of this Agreement, if such failure has not been cured within thirty days after written notice thereof has been given by you to the Board of Directors of Spitz.

7. DISABILITY OR DEATH:

A. Payments. If you should suffer a permanent disability Spitz may terminate your employment under this Agreement upon ten (10) days written notice to you. In the event of your death or a termination of your employment as a result of your permanent disability, you shall receive the payments set forth in paragraph 6A.

B. Permanent Disability Defined. A permanent disability shall be deemed to have occurred only when you have been unable to perform your customary duties by reason of physical or mental disability for a period of more than three (3) consecutive months, or for more than six (6) months during a period of twelve
(12) consecutive months. Any disability other than a permanent disability shall not result in any reduction of salary or benefits.

8. OTHER TERMINATION: In the event of a termination of your employment by Spitz for Cause, or by you without Good Reason, or upon your death or permanent disability, you shall receive the payments set forth in paragraph 6A to the extent required by law.

9. RESTRICTIVE COVENANT:

A. You acknowledge that the operations of Spitz are intended to be worldwide in scope. For the period beginning on the date hereof and ending on the seventh anniversary of the date hereof, you shall not at any time or at any place, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business competitive with the business conducted by Spitz or Transnational (but, in the case of businesses conducted by Transnational and not by Spitz, only in the event that you have assisted or worked on such businesses), without the consent of Spitz, which consent will not be unreasonably withheld. The phrase "business conducted by Spitz or Transnational" used in the immediately preceding sentence of this paragraph 9 shall mean the business conducted by either Spitz and/or Transnational at any time during your employment hereunder, to the extent that such business is actually conducted at the time that or after you cease to be employed hereunder.

B. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this paragraph 9. Therefore, in the event of a breach


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or threatened breach of this paragraph 9, Spitz or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require you to account for and pay over to Spitz all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this paragraph 9, if and when final judgment of a count of competent jurisdiction is so entered against you.

C. If, at the time of enforcement of paragraph 9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, you and Spitz agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect Spitz to the greatest extent possible under applicable law from improper competition.

10. ARBITRATION: Except as provided in paragraph 9, any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, shall be settled by arbitration to be held in Philadelphia, Pennsylvania by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered may be entered by the arbitrator(s) in any court having jurisdiction thereof. In any such arbitration, the costs of the arbitrator will be shared equally by you and Spitz and both you and Spitz will be responsible for your own attorney's fees and expenses.

11. ASSIGNMENT: Spitz shall not assign its rights or obligations under this Agreement except as part of a sale or transfer of all or substantially all of its assets. The rights and obligations of Spitz under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Spitz.

12. SEVERABILITY: It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be determined to be invalid, prohibited or unenforceable for any reason, such provision, as to such determination, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. NON-ASSIGNABILITY: Your rights and benefits hereunder are personal to you and shall not be alienated, voluntarily or involuntarily, assigned or transferred.

14. STOCK OPTIONS. You hereby acknowledge and agree that all of your stock options to acquire the stock of Transnational are hereby immediately forfeited.



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15. ENTIRE AGREEMENT: This Agreement contains your entire employment agreement and supersedes all prior written and oral agreements, including, without limitation, the Letter Agreement by and between you and Spitz, dated May 1, 1995. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or deletion is sought.

16. HEADINGS: The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

18. WITHHOLDING: The Company may withhold from any compensation payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

19. PENNSYLVANIA LAW TO GOVERN: This Agreement shall be governed by, construed and enforced according to the domestic laws of the State of Pennsylvania without giving effect to the principles of conflict of laws thereof.

                               Very truly yours,

                               SPITZ, INCORPORATED



                               By: /s/ Charles Huber
                               Charles Huber, Chairman



AGREED TO AND ACCEPTED:


/s/ Charles Holmes______
            Charles Holmes